Exhibit 99.1

August 19, 2020

Nemaura Medical issues Presentation Pertaining to the use of Continuous Glucose Monitoring in COVID-19 Patients

Loughborough, England, August 19, 2020 – Nemaura Medical, Inc. (NASDAQ: NMRD) (“Nemaura” or the “Company”), a medical technology company focused on developing micro-systems-based wearable diagnostic devices and currently commercializing sugarBEAT®, its non-invasive and flexible continuous glucose monitor (“CGM”), together with BEAT™ diabetes, a planned health subscription service designed to help people with Type 2 diabetes and prediabetes through personalized lifestyle coaching, today issued a presentation outlining how CGM is being used by quarantined and hospitalised COVID-19 patients.

The Company has previously reported the uses of continuous lactate measurements for the monitoring of diseases progression in COVID-19 patients. Today the company issued a report outlining how CGM has been used as an effective tool for the monitoring of disease progression in both quarantined and hospitalised COVID-19 patients. This includes improvement in glycaemic control in persons with Type 2 diabetes, monitoring and managing hyperglycaemia in patients with COVID-19, and remote monitoring of glucose levels in hospitalised COVID-19 patients leading to improved quality of care without compromising the safety of medical professionals.

Both the CGM and CLM (continuous lactate monitoring) products are based on Nemaura’s BEAT™ platform, which is designed to non-invasively extract a number of analytes through the skin. By adapting the sensor chemistry, algorithm and mobile app interface initially developed for sugarBEAT®, the BEAT™ platform has the potential to be utilized for several markets beyond glucose monitoring and diabetes. Nemaura is evaluating the timelines for bringing the CLM to market as a Class 2 approved Medical Device, and the CGM device is a CE mark approved Class 2b medical device planned for launch this calendar year in the UK and Germany.

The presentation may be accessed on the link below:

https://nemauramedical.com/wp-content/uploads/2020/08/Glucose-monitoring-in-Covid19-August.pdf

About Nemaura Medical, Inc.:

Nemaura Medical Inc. (NMRD) is a medical technology company developing micro-systems-based wearable diagnostic devices and currently commercializing sugarBEAT®, and proBEAT™. sugarBEAT®, a CE mark approved Class IIb medical device, is a non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and pre-diabetes to better manage, reverse and prevent the onset of diabetes. Nemaura has also submitted a PMA application for sugarBEAT® to the U.S. FDA. proBEAT™ comprises a non-invasive glucose monitor and a digital healthcare subscription service and is due to be launched in the US as a general wellness product.

For more information visit: www.NemauraMedical.com.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of proBEAT™ in the U.S., risks related to regulatory status and the failure of future development and preliminary marketing efforts, Nemaura’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura and its partners’ ability to develop, market and sell proBEAT™, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to both proBEAT™ digital health, and sugarBEAT®. There can be no assurance that the company will be able to reach a part of or any of the global market for CGM with its products/services. The FDA reserves the right to re-evaluate their decision that proBEAT™ qualifies as a general wellness product should it become aware of any issues such as skin irritation or other adverse events from the device, as well as any misuse impacting patient safety, and any other reason as the FDA may see fit at its discretion to determine the product does not fit the definition of a general wellness product. These and other risks and uncertainties are identified and described in more detail in Nemaura’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura undertakes no obligation to publicly update or revise any forward-looking statements.

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